UNITED STATES ENVIRONMENTAL PROTECTION AGENCY
REGION 10
1200 Sixth Avenue
Seattle, Washington 98101
August 21, 1997


In Reply
Refer to: ORC-158

John C. Lawrence
for United States Antimony Corp.
1250 Prospect Creek Road
Thompson Falls, Montana 59873

Dear Mr. Lawrence:

Earlier this summer, the U.S. Environmental Protection Agency sent you a request for information pursuant to its authority under Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980,42 U.S.C. 9604(e). EPA sent similar requests to a number of companies associated with mining activities in the Coeur d'Alene River Basin. We needed this information in order to identify parties who contributed substantially to environmental contamination in the Coeur d'Alene River Basin. Parties who have contributed substantially to this contamination may be added to litigation originally filed on March 22, 1996, U.S. v. ASARCO, et al., No. 96-0122-N-EJL.


     After reviewing the information contained in your response and provided by other sources, EPA has determined that it will not recommend adding United States Antimony Corp. to this litigation. In providing this notice, EPA reserves its right to take separate actions if such action is later warranted. For now, however, we wanted to advise you of our determination based on available information.


     Your efforts, and those of the others responding to the information requests, have helped the EPA make fair decisions in this massive undertaking to ensure the future protection of human health and the environment in the Coeur d'Alene River Basin.

     If you have any questions concerning this letter or related issues, please call Tom Swegle of the Department of Justice at (202) 514-3143.

                                   Sincerely,

                                   By:/s/Charles E. Findley
                                   Date:August 21, 1997
                                   Charles E. Findley
                                   Deputy Regional Administrator